Exhibit 10.12
RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

_________
(“Grantee”)

by NorthStar Healthcare Income, Inc. (the “Company”) of

____ restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”)

pursuant to and subject to the provisions of the NorthStar Healthcare Income, Inc. Fourth Amended and Restated Independent Directors Compensation Plan (the “Directors Compensation Plan”), which is operated as a subplan of the NorthStar Healthcare Income, Inc. Amended and Restated Long Term Incentive Plan (the “Long Term Incentive Plan” and, together with the Directors Compensation Plan, the “Plans”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless vesting is accelerated in the discretion of the Board, the Units will vest (become non-forfeitable) over two (2) years in equal quarterly installments beginning on the first day of the first quarter following the Grant Date, provided that Grantee is still serving as a director of the Company on each such date.

IN WITNESS WHEREOF, NorthStar Healthcare Income, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

                        NORTHSTAR HEALTHCARE INCOME, INC.

                        By:
                            Its: Authorized Officer

                        Grant Date:

Exhibit 10.12
TERMS AND CONDITIONS
1. Vesting. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units shall vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):
(a)    as to the installments of the Units specified on the cover page hereof, on the respective quarterly dates specified on the cover page hereof, provided Grantee is providing services a director of the Company on each such date;
(b)    as to all of the Units, upon Grantee’s death or upon Grantee’s “separation from service” (as defined in Section 409A of the Code) by reason of Grantee’s Disability; or
(d)    as to all of the Units, upon the effective date of a Change in Control (as defined in Section 409A of the Code).

If Grantee’s services a director of the Company terminates prior to a Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.
2. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Section 1 above, the Units will be converted to shares of Stock, on the earlier of (i) a Change in Control (as defined in Section 409A of the Code), or (ii) the date of Grantee’s “separation from service” (as defined in Section 409A of the Code) or, if Grantee is a “specified employee” of the Company as of the date of such separation from service, on the six-month anniversary of Grantee’s separation from service (in either case, the “Conversion Date”). The shares of Stock shall be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date, but no later than thirty (30) days following the Conversion Date.
3. Voting Rights. Grantee shall not have voting rights with respect to the Units.
4. Dividend Equivalent Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Vesting Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Conversion Date.
5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.
6. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company.
7. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units shall not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
8. Plans Control. The terms contained in the Plans are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Award Certificate, the

Exhibit 10.12
provisions of the Plans shall be controlling and determinative. In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Long Term Incentive Plan shall be controlling and determinative.
9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plans.
10. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
11. Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to NorthStar Healthcare Income, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.